    As filed with the Securities and Exchange Commission on November 12, 1999
                                                     REGISTRATION NO. __________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                               BIKERS DREAM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            CALIFORNIA                                  33-0140149
   (STATE OR OTHER JURISDICTION OF                    (IRS EMPLOYER
   INCORPORATION OR ORGANIZATION)                   IDENTIFICATION NO.)

                                3810 WACKER DRIVE
                           MIRA LOMA, CALIFORNIA 91752
                                 (909) 360-2500

   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

            MR. HERM ROSENMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                3810 WACKER DRIVE
                           MIRA LOMA, CALIFORNIA 91752
                                 (909) 360-2500

            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                              ---------------------

                          COPIES OF COMMUNICATIONS TO:
                           HOWARD J. UNTERBERGER, ESQ.
                           CHRISTINA LYCOYANNIS, ESQ.
                                MILLER & HOLGUIN
                      1801 CENTURY PARK EAST, SEVENTH FLOOR
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 556-1990

                              ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT


        IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

        IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

        IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

        IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

        IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                              --------------------

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                             PROPOSED            PROPOSED
                                                             MAXIMUM             MAXIMUM                AMOUNT OF
TITLE OF EACH CLASS OF                  AMOUNT            OFFERING PRICE        AGGREGATE              REGISTRATION
SECURITIES TO BE REGISTERED        TO BE REGISTERED          PER UNIT         OFFERING PRICE               FEE
--------------------------------------------------------------------------------------------------------------------
Common stock                         1,273,945(1)           $1.2969(2)          $1,652,179               $459.31
====================================================================================================================

(1) Of this total, 679,800 shares are issuable upon conversion of Series D Preferred Stock and 23,333 shares are issuable upon exercise of warrants issued in connection with the Series D Preferred Stock. Also registered hereunder are an indeterminate number of additional shares of common stock which may become issuable by virtue of anti-dilution provisions of preferred stock and warrants.

(2) Estimated solely for the purpose of calculating the registration fee, and based, pursuant to Rule 457(c), on the average of the high and low prices of the Registrant's common stock as reported by Nasdaq for November 8, 1999, which date is within 5 business days prior to the initial filing date of this Registration Statement.

(3) Does not include an additional 3,257,240 shares of common stock previously registered by the Registrant under its Registration Statement on Form S-3 (File No. 333-72167) which are included in a combined prospectus herein pursuant to Rule 429 under the Securities Act of 1933. A registration fee of $3,391.32 was previously paid in connection with Registration Statement No. 333-72167.

                              -------------------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

        PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT CONTAINS A COMBINED PROSPECTUS THAT ALSO RELATES TO REGISTRATION STATEMENT NO. 333-72167 ON FORM S-3 PREVIOUSLY FILED BY THE REGISTRANT ON FEBRUARY 11, 1999, AMENDED ON MAY 13, 1999 AND AUGUST 25, 1999, AND DECLARED EFFECTIVE ON AUGUST 27, 1999.

================================================================================

Prospectus

                  DATED NOVEMBER 12, 1999 SUBJECT TO COMPLETION

                               BIKERS DREAM, INC.
                        4,531,185 SHARES OF COMMON STOCK

        Shareholders of Bikers Dream, Inc. may offer and sell up to 4,531,185 shares of Bikers Dream common stock. The selling shareholders may, from time to time, offer their shares through public or private transactions at prevailing market prices or privately negotiated prices.

        Bikers Dream's common stock is traded on the Nasdaq SmallCap Market System under the symbol BIKR. On November 8, 1999, the last reported sale price of our common stock on Nasdaq was $1.3125.

                           --------------------------


      AN INVESTMENT IN THESE SECURITIES IS RISKY. YOU SHOULD ONLY PURCHASE
         THESE SHARES IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT.
               PLEASE SEE THE RISK FACTORS BEGINNING ON PAGE 2 TO
                 READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER
                      BEFORE BUYING SHARES OF COMMON STOCK.

                             ----------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
          COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF ACCURACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             The date of this prospectus is __________________, 1999

                               TABLE OF CONTENTS

The Company................................................................    2

Risk Factors...............................................................    2

Sales by Selling Shareholders..............................................    7

Plan of Distribution.......................................................   13

Legal Matters..............................................................   15

Experts....................................................................   15

Where You Can Find More Information........................................   16

                    NOTICE ABOUT FORWARD-LOOKING STATEMENTS

        To the extent that the information presented in this prospectus, and in other documents which are incorporated by reference in this prospectus under the section of this prospectus entitled "Where You Can Find More Information," discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans," and "proposes." Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the "Risk Factors" section of this prospectus beginning on page 2. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the "Risk Factors" section and other sections of this prospectus, and other cautionary statements in documents which are incorporated by reference in this prospectus under the section of this prospectus entitled "Where You Can Find More Information."

                                   THE COMPANY

        Bikers Dream is a manufacturer, distributor and retailer of quality-built, American heavyweight cruiser motorcycles under the "Ultra Cycles" brand name. Our principal executive offices are located at 3810 Wacker Drive, Mira Loma, California 91752, and our telephone number is (909) 360-2500.

                                  RISK FACTORS

        An investment in shares of Bikers Dream common stock involves a high degree of risk. You should carefully consider the following factors as well as the other information contained and incorporated by reference in this prospectus before deciding to invest.

        BIKERS DREAM MAY NOT BE ABLE TO ACHIEVE AND MAINTAIN PROFITABILITY IN FUTURE PERIODS IF IT CANNOT SUCCESSFULLY CONTINUE TO EXPAND ITS DEALER NETWORK AND INCREASE ITS MANUFACTURING CAPABILITY. Bikers Dream has a history of operating losses and accumulated deficits. Bikers Dream had operating net losses of approximately $4.5 million, $5.1 million and $4 million for the fiscal years ended December 31, 1998, 1997 and 1996, respectively. As of December 31, 1998, Bikers Dream's accumulated deficit was approximately $17.6 million. Bikers Dream may not be able to achieve and maintain profitability in future periods if it cannot successfully continue to expand its dealer network and to increase its manufacturing capability on a cost-effective basis.

        BIKERS DREAM HAS LIMITED EXPERIENCE WITH MANUFACTURING OPERATIONS. Bikers Dream entered the motorcycle manufacturing business in 1997 through the acquisition of the assets of its Ultra Cycles division. Previously, Bikers Dream's operations had involved only the operation of retail stores selling new and used motorcycles and motorcycle parts and accessories. Although we have acquired considerable direct experience with motorcycle manufacturing since our acquisition of the Ultra Cycles division in 1997, such experience is more limited than that of other motorcycle manufacturers which have been in operation for a longer period of time.

        BIKERS DREAM MAY NOT BE ABLE TO MAINTAIN OR INCREASE ITS CURRENT LEVEL OF SALES IF CHANGES IN POPULAR TRENDS OR ECONOMIC CONDITIONS CAUSE A DECLINE IN MARKET DEMAND FOR HEAVYWEIGHT CRUISER MOTORCYCLES. The base retail price of one of our heavyweight cruiser motorcycles ranges approximately from $18,000 to $26,000. Motorcycles within this price range are luxury goods. Therefore, market demand for heavyweight cruisers such as ours may be particularly susceptible to changes in popular trends and economic conditions. If such changes cause a decline in market demand for heavyweight cruiser motorcycles, we may not be able to maintain or increase our current level of sales.

        BIKERS DREAM MAY NOT BE ABLE TO MAINTAIN OR INCREASE ITS CURRENT LEVEL OF SALES IF IT DOES NOT CONTINUE TO EXPAND ITS DEALER NETWORK. Motorcycles manufactured by Bikers Dream are sold through our five owned Bikers Dream Superstores, approximately 40 independently owned Bikers Dream Superstores and approximately 65 independent Ultra Cycles dealers. Approximately 75% of the motorcycles sold by Bikers Dream during the year ended December 31, 1998 were sold through the independent dealer network. We may not be able to maintain or increase our current level of sales if we do not continue to expand our dealer network, and there is no assurance that we will be able to do so.

        BIKERS DREAM'S COMPETITIVE POSITION WITHIN ITS NICHE OF THE HEAVYWEIGHT CRUISER MOTORCYCLE MARKET COULD SUFFER IF EXISTING COMPETITORS EXPAND OPERATIONS OR OTHER MOTORCYCLE MANUFACTURERS INSTITUTE SIMILAR PRODUCT OFFERINGS. Bikers Dream seeks to avoid direct competition with Harley-Davidson, Inc., which has the largest share of the heavyweight cruiser motorcycle market, by competing within a specialized niche. Our competitive strategy focuses on product performance and style, pricing and service. For example, we offer on all models, at no additional charge over base prices, customized features like polished or painted high-performance engines and a four-year, unlimited mileage warranty. Our main competitors within this niche of the heavyweight cruiser motorcycle market are Titan Motorcycles, Big Dog Motorcycles and California Motorcycle Corp. In the event that our existing competitors expand their manufacturing operations, or other motorcycle manufacturers institute product offerings on terms similar to ours, our competitive position within our niche of the heavyweight cruiser motorcycle market could suffer.

        A DECLINE IN THE POPULARITY OF MOTORCYCLES MAY CAUSE A DECLINE IN THE PROFITABILITY OF BIKERS DREAM'S RETAIL STORE OPERATIONS. Bikers Dream depends on the continued popularity of motorcycles and motorcycle-related products to maintain sales volume at its company-owned superstores. Without sufficient sales volume, our stores will lose the benefit of economies of scale associated with the superstore concept. Therefore, a decline in the popularity of motorcycles and motorcycle-related products may cause a decline in the profitability of our retail store operations.

        BIKERS DREAM'S ABILITY TO COMPETE IN A LARGELY FRAGMENTED RETAIL MARKET COULD SUFFER IF EXISTING RETAIL COMPETITORS BEGIN COMPETING ON A LARGER SCALE OR NEW COMPETITORS ENTER THE RETAIL MARKET. Superstores owned by Bikers Dream must compete with thousands of independent motorcycle retail outlets throughout the United States which provide aftermarket parts, services and accessories. Most of these competitors are small, privately owned businesses. Our ability to compete in the retail marketplace could suffer if existing motorcycle retail outlets expand their facilities and begin competing on a larger scale, or new competitors with substantial capital and other resources enter the retail market.

        THERE IS NO ASSURANCE THAT BIKERS DREAM WILL BE ABLE TO OBTAIN THE ADDITIONAL DEBT AND EQUITY FINANCING IT NEEDS TO CONTINUE EXPANDING ITS MANUFACTURING OPERATIONS, AND IF OBTAINED, EQUITY FINANCING MAY DILUTE EXISTING SHAREHOLDERS' INTERESTS AND DEBT FINANCING MAY SUBSTANTIALLY RESTRICT BIKERS DREAM'S ABILITY TO OPERATE AND RAISE ADDITIONAL FUNDS. Although we believe that we can, at our current level of operations, adequately service our existing indebtedness and meet our working capital needs by using available internal cash, we will require additional outside sources of debt and equity capital to continue to expand our manufacturing operations. There can be no assurance that additional capital will be made available on satisfactory terms. Any additional equity financing may be dilutive to shareholders, and any additional debt financing may impose substantial restrictions on the ability of Bikers Dream to operate and raise additional funds.

        We are currently negotiating an inventory and accounts receivable-based revolving line of credit facility of up to $10 million which would be used to pay off all or part of our existing indebtedness, as described below, and to finance our general business operations and working capital needs. We believe that such a revolving credit facility, combined with the proceeds of our $2 million Series D Preferred Stock offering, which was completed in February and October of this year, would provide Bikers Dream with sufficient working capital for the current year. If Bikers Dream does not obtain a revolving credit facility, it will be unable to meet its expansion goals unless it obtains other debt or equity financing on acceptable terms. Bikers Dream is continually in discussions with lenders and potential equity partners regarding funding options to fuel its growth strategy. The Board of Directors will determine the terms of any financing based upon management's good faith evaluation of the best interests of Bikers Dream and its shareholders.

        In order to finance its working capital needs, Bikers Dream currently is relying on a $300,000 bridge loan which Bikers Dream obtained in October 1998 from MD Strategic L.P., a partnership affiliated with Don Duffy, another director of Bikers Dream. The MD Strategic loan is evidenced by an unsecured note bearing interest at 18% per annum and is due, together with accrued interest, on the earlier of December 31, 1999 or upon receipt by Bikers Dream of funds from a third-party lender. Bikers Dream has also borrowed $390,000 under an inventory flooring line of credit which it obtained in May, 1998 from Cana Capital Corporation, a company owned by Bruce Scott, a former director of Bikers Dream. Advances under the Cana Capital line of credit bear interest at a rate of 2% over the prime rate if used to finance the acquisition of new vehicles, and 5% over the prime rate if used to finance the acquisition of used vehicles. As of November 9, 1999, the interest rate for advances on new vehicles and used vehicles was 10.6% and 13.6%, respectively.

        Bikers Dream also is relying on a three-year term loan in the amount of $4,500,000 which it obtained in June 1998 from Tandem Capital of Nashville, Tennessee. The loan bears interest at 12% per annum and is secured by a first lien on Bikers Dream's assets. Bikers Dream used the proceeds of the Tandem loan to repay $2.5 million of then existing long-term debt and to expand Bikers Dream's motorcycle manufacturing operations.

        Our most recent equity capital financing was in October 1999, when we completed an offering of $500,000 of Series D Preferred Stock. The investors in the October Series D Preferred Stock offering previously purchased $1,500,000 of Series D Preferred Stock in February 1999. The same investors have committed to purchase an additional $1 million in Series D Preferred Stock following the effectiveness of a registration statement with respect to the shares of common stock underlying the shares of Series D Preferred Stock issued in October 1999.

        THE LOSS OF HERM ROSENMAN'S SERVICES MAY HAVE A MATERIAL ADVERSE EFFECT ON BIKERS DREAM'S RESULTS OF OPERATIONS. Bikers Dream depends highly on the services of Herm Rosenman, its President and Chief Executive Officer. Bikers Dream entered into an employment agreement with Mr. Rosenman which expires in 2002, but has not obtained key man insurance for Mr. Rosenman. The loss of Mr. Rosenman could jeopardize the effective management of Bikers Dream, which could have a material adverse effect on its results of operations.

        VOLATILITY OF STOCK PRICE MAY INCREASE NUMBER OF SHARES ISSUABLE UPON CONVERSION OF PREFERRED STOCK. The stock market from time to time experiences significant price and volume fluctuations, some of which are unrelated to the operating performance of particular companies. We believe that a number of factors can cause the price of Bikers Dream common stock to fluctuate, perhaps substantially. These factors include, among others:

        - Announcements of financial results and other developments relating to our business;

        -   Changes in the general state of the economy; and

        - Changes in market analyst estimates and recommendations for Bikers Dream common stock.

        As an example, in late December 1998, Bikers Dream's stock price and trading volume fluctuated significantly following announcement of our plans to engage in Internet related commerce.

        Significant downward fluctuations of Bikers Dream's stock price may substantially increase the number of shares of common stock issuable upon conversion of outstanding Series D Preferred Stock as a result of the conversion formula, which is tied to the market price of the common stock. The consequences of decreases in the common stock price are more fully discussed below under the risk factor entitled "The issuance of additional shares of common stock upon conversion of preferred stock may cause significant dilution of existing shareholders' interests and exert downward pressure on the price of our common stock."

        THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK UPON CONVERSION OF PREFERRED STOCK MAY CAUSE SIGNIFICANT DILUTION OF EXISTING SHAREHOLDERS' INTERESTS AND EXERT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK. Significant dilution of existing shareholders' interests may occur if Bikers Dream issues additional shares of common stock underlying outstanding shares of preferred stock. As of November 9, 1999, Bikers Dream had 702,194 shares of Series B Preferred Stock and 2,060 shares of Series D Preferred Stock outstanding. The number of shares of common stock issuable upon conversion of the outstanding Series B Preferred Stock is less than 5% of the outstanding common stock of Bikers Dream as of November 9, 1999. However, the number of shares of common stock issuable upon conversion of the Series D Preferred Stock may constitute a significantly greater percentage of the total outstanding shares of Bikers Dream common stock, as such conversion is based on a formula pegged to the market price of the common stock. The formula provides, specifically, that the number of shares of common stock issuable upon the conversion of one share of Series D Preferred Stock is calculated as $1,000 (plus any accrued and unpaid dividends on such share) divided by the conversion price. The conversion price is equal to the lesser of (1) 110% of the closing bid price of the common stock on the last trading day before the date of issuance of the share of Series D Preferred Stock being converted, or (2) 90% of the average of the four lowest closing bid prices of the common stock during the last 22 trading days before the date of conversion. Therefore, there is a possibility that the Series D Preferred Stock may convert to common stock at a rate which may be below the prevailing market price of the common stock at the time of conversion.

        The exact number of shares of common stock into which currently outstanding Series D Preferred Stock may ultimately be convertible will vary over time as the result of ongoing changes in the trading price of Bikers Dream common stock. Decreases in the trading price of Bikers Dream common stock are likely to result in increases in the number of shares of common stock issuable upon conversion of the Series D Preferred Stock. The following consequences could result:

        - If the market price of Bikers Dream common stock declines, thereby proportionately increasing the number of shares of common stock issuable upon conversion of the

            Series D Preferred Stock, an increasing downward pressure on the market price of the common stock might result (sometimes referred to as a downward "spiral" effect).

        - The dilution caused by conversion of Series D Preferred Stock and sale of the underlying shares could also cause downward pressure on the market price of the common stock.

        - Once downward pressure is placed on the market price of the Company's stock, the pressure could encourage short sales by holders of Series D Preferred Stock and others, thus placing further downward pressure in the price of the Common Stock.

        - The conversion of Series D Preferred Stock would dilute the book value and earnings per share of common stock held by existing shareholders of Bikers Dream.

        Under the rules of The Nasdaq Stock Market, prior to the receipt of shareholder approval, the maximum number of shares which were originally issuable upon conversion of the Series D Preferred Stock could not exceed 1,027,996. This number represented 19.9% of Bikers Dream's outstanding common stock as of the date the Series D Preferred Stock was originally issued. Bikers Dream obtained shareholder approval of the terms of the Series D transaction on September 23, 1999. Pursuant to the terms of the Series D Preferred Stock, after shareholder approval was obtained, the cap was removed on the number of common shares into which shares of Series D Preferred Stock can be converted.

        HOLDERS OF SERIES D PREFERRED STOCK COULD SEEK TO MANIPULATE BIKERS DREAM'S STOCK PRICE THROUGH SHORT SALES. Holders of Series D Preferred Stock could potentially seek to manipulate the market price of Bikers Dream common stock downward so as to increase the number of common shares they would receive upon converting their Series D Preferred Stock. For example, just before converting their Series D shares, holders might engage in short sales in an effort to cause a market price decline. One holder of Series D Preferred Stock has been named in two lawsuits by companies other than Bikers Dream alleging manipulation through short sales.

        THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK UNDERLYING OPTIONS AND WARRANTS MAY CAUSE SIGNIFICANT DILUTION OF EXISTING SHAREHOLDERS' INTERESTS. As of November 9, 1999, 1,422,583 previously issued warrants were outstanding at exercise prices ranging from $1.82 to $5.00. As of November 9, 1999, 1,133,894 options were outstanding at prices ranging from $3.00 to $7.50, and 623,494 of the options were fully vested. In addition, under the terms of the agreement governing its $4.5 million term loan from Tandem Capital, Bikers Dream is obligated to issue to Tandem Capital on each anniversary of the closing date of the term loan, until such loan is paid in full, a warrant to purchase 200,000 additional shares of common stock at an exercise price equal to the greater of
(1) $4.00, or (2) 80% of the average closing bid price of the common stock for the 20 days preceding such anniversary date. See discussion in Risk Factor entitled "There is no assurance that Bikers Dream will be able to obtain the additional debt and equity financing it needs to continue expansion of its manufacturing operations, and if obtained, equity financing may dilute existing shareholders' interests and debt financing may substantially restrict Bikers Dream's ability to operate and raise additional funds" on page 3. The issuance of additional shares of common stock upon exercise of the warrants and options described in this paragraph could result in significant dilution to existing security holders of Bikers Dream.

        BIKERS DREAM'S ABILITY TO CONTINUE OPERATIONS MAY BE MATERIALLY IMPAIRED IF IT HAS INSUFFICIENT CASH TO REDEEM SERIES D PREFERRED STOCK UPON A MANDATORY REDEMPTION. Bikers Dream is required to redeem Series D Preferred Stock after an event triggering mandatory redemption pursuant to the terms of the documents governing the terms of the Series D Preferred Stock. Such triggering events include, among other things:

        - Failure of Bikers Dream to pay dividends in accordance with the terms governing the Series D Preferred Stock;

        - Material breaches of Bikers Dream's agreements with purchasers of Series D Preferred Stock, including failure to register the common stock issuable upon conversion of Series D Preferred Stock and failure to maintain the effectiveness of any such registration;

        - Failure to maintain a Nasdaq listing for Bikers Dream's common stock; and

        - Failure to deliver common stock certificates in a timely fashion after the conversion of Series D Preferred Stock.

        It is unlikely that Bikers Dream would have sufficient cash to redeem the Series D Preferred Stock if required to do so. Moreover, Bikers Dream is prohibited under its existing credit agreement with Tandem Capital from redeeming any shares of its capital stock. If a redemption were to occur, Tandem would have the option of charging an additional 7% on its existing term loan, as described above, or demanding full repayment on all outstanding indebtedness plus accrued interest. As of November 9, 1999, $4.5 million remained outstanding on the Tandem loan. As a result, the occurrence of an event triggering mandatory redemption of the Series D Preferred Stock could materially impair our ability to continue to operate our business.

        THE POSSIBLE ISSUANCE OF ADDITIONAL PREFERRED STOCK MAY ADVERSELY AFFECT RIGHTS OF HOLDERS OF COMMON STOCK AND MAY RENDER MORE DIFFICULT CERTAIN UNSOLICITED TAKEOVER PROPOSALS WHICH WOULD BE IN THE BEST INTEREST OF SHAREHOLDERS. As of the date of this prospectus, Bikers Dream has 704,255 shares of preferred stock outstanding. The Articles of Incorporation of Bikers Dream permit the Board of Directors to designate the terms of, and issue, up to 9,295,745 additional shares of preferred stock without further shareholder approval. The issuance of additional shares of preferred stock could adversely affect the rights of holders of common stock by, among other things, establishing preferential dividends, liquidation rights and voting power. In addition, the issuance of preferred stock might render more difficult, and therefore discourage, certain unsolicited takeover proposals which would be in the best interest of shareholders, such as a tender offer, proxy contest or removal of incumbent management.

                          SALES BY SELLING SHAREHOLDERS

        The selling shareholders are offering hereby a total of 4,531,185 shares of Bikers Dream common stock. The following table sets forth as of the date of this prospectus, the name of each of the selling shareholders, the number of shares of common stock that each such selling shareholder beneficially owns as of November 9, 1999, the number of shares of common stock beneficially owned by each selling shareholder that may be offered for sale from time to time by this prospectus and the number of shares and percentage of common stock to be held by each such selling shareholder assuming the sale of all the common stock offered hereby.

        Except as indicated, none of the selling shareholders has held any position or office or had a material relationship with Bikers Dream or any of its affiliates within the past three years other than as a result of the ownership of Bikers Dream common stock. Bikers Dream may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

                                    SECURITIES                                      SECURITIES           PERCENTAGE
          NAME OF                  BENEFICIALLY             SECURITIES              BENEFICIALLY         OWNERSHIP
          SELLING                 OWNED PRIOR TO             OFFERED                OWNED AFTER            AFTER
        SHAREHOLDER                 OFFERING(1)              FOR SALE               OFFERING(2)          OFFERING(3)
        -----------               --------------           ------------             ------------         -----------
Bulldog Capital                       398,834               398,834(4)                      0                 *
Management Limited
Partnership

Polaris Prime                          54,387                54,387(5)                      0                 *
Directional Hedge, L.P.

MD Strategic L.P.                     933,448               793,798(6)                139,650               2.7%

MDV IV L.P.                           164,010               164,010(7)                      0                 *

Peter Tapinis                           9,501                 9,501(8)                      0                 *

Mary Whalen                            62,005                62,005(9)                      0                 *

Thomas Scarola                          9,501                 9,501(10)                     0                 *

David Whalen                           12,001                12,001(11)                     0                 *

Michael Whalen                         12,001                12,001(12)                     0                 *

Michael Petrycki                       19,002                19,002(13)                     0                 *

Castle Rock Partners                   38,004                38,004(14)                     0                 *

Greg Brundage                           8,849                 8,849(15)                     0                 *

William James Bell                     47,505                47,505(16)                     0                 *
1993 Trust

Craig Macnab                           38,004                38,004(17)                     0                 *

NMDA Associates L.P.                   28,503                28,503(18)                     0                 *

Cruttenden Family,                     37,787                37,787(19)                     0                 *
L.P.

Robert London                          15,000                15,000(20)                     0                 *

Jack Baker                             10,000                10,000(21)                     0                 *

                                    SECURITIES                                      SECURITIES           PERCENTAGE
          NAME OF                  BENEFICIALLY             SECURITIES              BENEFICIALLY         OWNERSHIP
          SELLING                 OWNED PRIOR TO             OFFERED                OWNED AFTER            AFTER
        SHAREHOLDER                 OFFERING(1)              FOR SALE               OFFERING(2)          OFFERING(3)
        -----------               --------------           ------------             ------------         -----------
Steve Balog                            5,000                 5,000(22)                     0                *

John Bay                               5,000                 5,000(23)                     0                *

Dennis Cameroon                        2,000                 2,000(24)                     0                *

Fred Fraenkel                          1,000                 1,000(25)                     0                *

Frederick L. Friedman                 20,000                20,000(26)                     0                *

Impley Investments                     2,500                 2,500(27)                     0                *

Gavin Kleinknecht                      1,500                 1,500(28)                     0                *

Keir Kleinknecht                       1,500                 1,500(29)                     0                *

Peter Kleinknecht                      1,000                 1,000(30)                     0                *

Sabrina Kleinknecht                    1,500                 1,500(31)                     0                *

Robert Lavinia                         5,000                 5,000(32)                     0                *

Len Lichter                           10,000                10,000(33)                     0                *

ADMN Associates                      103,722               103,000(34)                   722                *

Meyer Duffy Ventures                  20,000                20,000(35)                     0                *
III

Boyce Wells Meyer                    112,700                 7,500(36)               105,200                2%
Trust

Ralph Rabman                           1,000                 1,000(37)                     0                *

Hortense K. Seybolt as                 2,500                 2,500(38)                     0                *
Trustee for the Gigi
1971 Trust

Stanton Weissenborn                   25,685                 5,000(39)                20,685                *

Leigh Welles                             500                   500(40)                     0                *

Keith Zobrist                          2,500                 2,500(41)                     0                *

Alexander Garrin                         833                   833(42)                     0                *

                                    SECURITIES                                      SECURITIES           PERCENTAGE
          NAME OF                  BENEFICIALLY             SECURITIES              BENEFICIALLY         OWNERSHIP
          SELLING                 OWNED PRIOR TO             OFFERED                OWNED AFTER            AFTER
        SHAREHOLDER                 OFFERING(1)              FOR SALE               OFFERING(2)          OFFERING(3)
        -----------               --------------           ------------             ------------         -----------
Kristoffer Garrin                        833                   833(43)                     0                 *

Nicholas Garrin                          833                   833(44)                     0                 *

Tandem Capital, Inc.                 657,500               657,500(45)                     0                 *

Austost Anstalt Schaan               559,300               559,300(46)                     0                 *

Tusk Investments, Inc.               593,050               593,050(46)                     0                 *

Nesher, Inc.                          79,900                79,900(46)                     0                 *

Amro International,                  319,600               319,600(46)                     0                 *
S.A

Guarantee & Finance,                  46,150                46,150(46)                     0                 *
Corp.

Settondown Capital                    79,773                79,773(46)                     0                 *
International, Ltd.

Collinsville Holdings                 25,667                25,667                         0                 *
Ltd.

M.J. Segal &                          25,000                25,000(47)                     0                 *
Company, Inc.

P.V. II, L.P.                        144,992                86,054(48)                58,938               1.1%

Mark L. Kesselman                    351,000               100,000(49)               251,000               4.8%

----------------------------------------

*       Less than 1%.

(1) Except as otherwise noted herein, the number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.

(2)     Assumes the sale of all shares of common stock offered hereby.

(3) Based upon 5,213,606 shares of common stock outstanding as of November 9, 1999.

(4) Includes 343,834 shares of common stock issued upon conversion of Series C Preferred Stock and 55,000 shares of common stock issued upon the exercise of Series F Warrants.

(5) Includes 46,887 shares of common stock issued upon conversion of Series C Preferred Stock and 7,500 shares of common stock issued upon the exercise of Series F Warrants.

(6) MD Strategic L.P. is an investment partnership in which Meyer Duffy Asset Management, LLC is the general partner. Mr. Donald J. Duffy, a director of Bikers Dream, is a member of Meyer Duffy Asset Management, LLC. Shares beneficially owned by MD Strategic L.P. include 396,040 shares of common stock issued upon conversion of Series C Preferred Stock, 160,000 shares of common stock issuable upon the exercise of Series F Warrants, 184,758 shares of common stock issued upon conversion of Series B Preferred Stock and 53,000 shares of common stock issuable upon the exercise of Series E Warrants.

(7) MDV IV L.P. is an investment partnership in which Meyer Duffy Asset Management, LLC is the general partner. Mr. Donald J. Duffy, a director of Bikers Dream, is a member of Meyer Duffy Asset Management, LLC. Shares beneficially owned by MDV IV L.P. include 99,010 shares of common stock issued upon conversion of Series C Preferred Stock and 65,000 shares of common stock issuable upon the exercise of Series F Warrants.

(8) Includes 8,251 shares of common stock issued upon conversion of Series C Preferred Stock and 1,250 shares of common stock issuable upon the exercise of Series F Warrants.

(9) Includes 49,505 shares of common stock issued upon conversion of Series C Preferred Stock and 7,500 shares of common stock issuable upon the exercise of Series F Warrants. and 5,000 shares of common stock issuable upon exercise of Series E Warrants.

(10) Includes 8,251 shares of common stock issued upon conversion of Series C Preferred Stock and 1,250 shares of common stock issuable upon the exercise of Series F Warrants.

(11) Includes 8,251 shares of common stock issued upon conversion of Series C Preferred Stock, 1,250 shares of common stock issuable upon the exercise of Series F Warrants and 2,500 shares of common stock issuable upon the exercise of Series E Warrants.

(12) Includes 8,251 shares of common stock issued upon conversion of Series C Preferred Stock, 1,250 shares of common stock issuable upon the exercise of Series F Warrants and 2,500 shares of common stock issuable upon the exercise of Series E Warrants.

(13) Includes 16,502 shares of common stock issued upon conversion of Series C Preferred Stock and 2,500 shares of common stock issuable upon the exercise of Series F Warrants.

(14) Includes 33,004 shares of common stock issued upon conversion of Series C Preferred Stock and 5,000 shares of common stock issuable upon the exercise of Series F Warrants.

(15) Includes 7,599 shares of common stock issued upon conversion of Series C Preferred Stock and 1,250 shares of common stock issuable upon the exercise of Series F Warrants.

(16) Includes 41,255 shares of common stock issued upon conversion of Series C Preferred Stock and 6,250 shares of common stock issuable upon the exercise of Series F Warrants.

(17) Includes 33,004 shares of common stock issued upon conversion of Series C Preferred Stock and 5,000 shares of common stock issuable upon the exercise of Series F Warrants.

(18) Includes 24,753 shares of common stock issued upon conversion of Series C Preferred Stock and 3,750 shares of common stock issuable upon the exercise of Series F Warrants.

(19) Includes 32,787 shares of common stock issued upon conversion of Series C Preferred Stock and 5,000 shares of common stock issuable upon the exercise of Series F Warrants.

(20) Includes 15,000 shares of common stock issuable upon the exercise of Series F Warrants.

(21) Includes 10,000 shares of common stock issuable upon the exercise of the Series E Warrants.

(22) Includes 5,000 shares of common stock issuable upon the exercise of the Series E Warrants.

(23) Includes 5,000 shares of common stock issuable upon the exercise of the Series E Warrants.

(24) Includes 2,000 shares of common stock issuable upon the exercise of the Series E Warrants.

(25) Includes 1,000 shares of common stock issuable upon the exercise of the Series E Warrants.

(26) Includes 20,000 shares of common stock issuable upon the exercise of the Series E Warrants.

(27) Includes 2,500 shares of common stock issuable upon the exercise of the Series E Warrants.

(28) Includes 1,500 shares of common stock issuable upon the exercise of the Series E Warrants.

(29) Includes 1,500 shares of common stock issuable upon the exercise of the Series E Warrants.

(30) Includes 1,000 shares of common stock issuable upon the exercise of the Series E Warrants.

(31) Includes 1,500 shares of common stock issuable upon the exercise of the Series E Warrants.

(32) Includes 5,000 shares of common stock issuable upon the exercise of the Series E Warrants.

(33) Includes 10,000 shares of common stock issuable upon the exercise of the Series E Warrants.

(34) Includes 103,000 shares of common stock issuable upon the exercise of the Series E Warrants.

(35) Meyer Duffy Ventures III is an investment partnership in which Meyer Duffy Asset Management, LLC is the general partner. Mr. Donald J. Duffy, a director of Bikers Dream, is a member of Meyer Duffy Asset Management LLC. Shares beneficially owned by Meyer Duffy Ventures III include 20,000 shares of common stock issuable upon the exercise of the Series E Warrants.

(36) Includes 7,500 shares of common stock issuable upon the exercise of the Series E Warrants.

(37) Includes 1,000 shares of common stock issuable upon the exercise of Series E Warrants.

(38) Includes 2,500 shares of common stock issuable upon the exercise of the Series E Warrants.

(39) Includes 5,000 shares of common stock issuable upon the exercise of the Series E Warrants.

(40) Includes 500 shares of common stock issuable upon the exercise of the Series E Warrants.

(41) Includes 2,500 shares of common stock issuable upon the exercise of the Series E Warrants.

(42) Includes 833 shares of common stock issuable upon the exercise of the Series E Warrants.

(43) Includes 833 shares of common stock issuable upon the exercise of the Series E Warrants.

(44) Includes 833 shares of common stock issuable upon the exercise of the Series E Warrants.

(45) Includes 657,500 shares of common stock issuable in connection with the exercise of warrants.

(46) Includes the following shares of common stock issuable upon the conversion of Series D Preferred Stock: Austost Anstalt Schaan (541,800); Tusk Investments, Inc. (574,800); Nesher, Inc. (77,400); Amro
        International, S.A. (309,600); Guarantee & Finance Corp. (44,400); and Settondown Capital International, Ltd. (46,440). Also includes the following shares of common stock issuable upon the exercise of warrants to purchase common stock issued in conjunction with Series D Preferred
        Stock: Austost Anstalt Schaan (17,500); Tusk Investments, Inc. (18,250); Nesher, Inc. (2,500); Amro International, S.A. (10,000); Guarantee & Finance Corp. (1,750); and Settondown Capital International, Ltd. (33,333). The number of shares of common stock shown as beneficially owned both prior to and after the offering by the selling shareholders holding Series D Preferred Stock represents an estimate of the number of shares of common stock to be offered by such selling shareholders. The actual number of shares of common stock issuable upon conversion of the Series D Preferred Stock is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by Bikers Dream at this time, including, among other factors, the future market price of the common stock. The common stock being registered under this registration statement includes, with respect to 974,640 shares of common stock registered hereunder, 14,800 shares of common stock for each $25,000 of stated value of Series D Preferred Stock subscribed for by the Series D holders, and with respect to 679,800 shares of common stock registered hereunder, 33,000 shares of common stock for each $25,000 of stated value of Series D Preferred Stock subscribed for by the Series D holders. The common stock being registered under this registration statement also includes one share of common stock for each warrant to purchase common stock held by the holders of Series D Preferred Stock. The actual number of shares of common stock issuable upon conversion of the Series D Preferred Stock shall equal the sum of the stated value of $1,000 per share, as adjusted for any stock dividends, combinations or splits with respect to such share, and accrued and unpaid dividends on such share, divided by the conversion price. The conversion price shall be equal to the lesser of: (1) 110% of the average closing bid price of Bikers Dream common stock for the trading day immediately preceding the date of the issuance of the shares of Series D Preferred Stock; or (2) at 90% of the average of the four lowest closing bid prices for the 22 trading days immediately preceding the conversion of the respective shares of Series D Preferred Stock. The closing bid price means the closing bid price of Bikers Dream common stock as reported by Nasdaq or the principal exchange or market where traded. Therefore, the number of shares issuable upon conversion of the Series D Preferred Stock may be less than or greater than the number of shares shown as beneficially owned by the selling shareholders or otherwise covered by this prospectus.

(47) Includes 25,000 shares of common stock issuable upon exercise of options.

(48) P.V. II, L.P. is an investment partnership in which Meyer Duffy Asset Management, LLC is the general partner. Mr. Donald J. Duffy, a director of Bikers Dream, is a member of Meyer Duffy Asset Management, LLC. Shares beneficially owned by P.V. II, L.P. include 86,054 shares of common stock issued upon conversion of Series B Preferred Stock.

(49) Includes 100,000 shares of common stock issuable upon conversion of options.


                              PLAN OF DISTRIBUTION

        The shares being offered hereby will be offered and sold by the selling shareholders named in this prospectus, by their donees or transferees, or by their other successors in interest. Bikers Dream will not receive any of the proceeds from the sale of the shares pursuant to this prospectus. Bikers Dream has agreed to bear the expenses of the registration of the shares, including legal and accounting fees, other than fees of counsel, if any, retained individually by the selling shareholders, and any discounts or commissions payable with respect to sales of the shares.

        The selling shareholders may offer and sell the shares from time to time in transactions in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices. The selling shareholders have advised Bikers Dream that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders. Sales may be made directly or to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. Such compensation may be in excess of customary commissions.

        From time to time, one or more of the selling shareholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling shareholders default in performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus (except, in some cases, if the pledgees or secured parties are broker-dealers or are affiliated with broker-dealers). The selling shareholders also may transfer and donate shares in other circumstances. Transferees and donees may also offer and sell the shares from time to time by this prospectus (except, in some cases, if the transferees or donees are broker-dealers or are affiliated with broker-dealers). The number of shares beneficially owned by selling shareholders will decrease as and when the selling shareholders transfer or donate their shares or default in performing obligations secured by their shares. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be selling shareholders for purposes of this prospectus. If we are notified that a donee, pledgee or other successor in interest of a selling shareholder intends to sell more than 500 shares of our common stock, we will file a supplement to this prospectus which includes all of the information required to be disclosed by
Item 507 of Regulation S-K. Further, Bikers Dream will file a post-effective amendment to this registration statement upon any change in the plan of distribution.

        The selling shareholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of the shares as principals may be deemed underwriting compensation under the Securities Act of 1933.

        Bikers Dream has agreed to indemnify certain of the selling shareholders against liabilities they may incur as a result of any untrue statement of a material fact in the Registration Statement of which this prospectus forms a part, or any omission herein or therein to state a material fact necessary in order to make the statements made not misleading. Such indemnification includes liabilities that such selling shareholders may incur under the Securities Act of 1933. Bikers Dream does not have to give such indemnification if the untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to Bikers Dream by the selling shareholder for use in the Registration Statement.

        Bikers Dream has advised the selling shareholders of (1) the requirement for delivery of this prospectus in connection with any sale of the shares, and
(2) the relevant cooling off period specified by Regulation M and restrictions upon the selling shareholders' bidding for or purchasing securities of Bikers Dream during the distribution of shares.

TRANSFER AGENT

        The transfer agent for Bikers Dream's common stock is American Securities Transfer, Incorporated, 12039 West Alameda Parkway, Suite Z2, Lakewood, Colorado 80228.

                                  LEGAL MATTERS

        Certain legal matters in connection with the issuance of the securities offered hereby will be passed upon for Bikers Dream by Miller & Holguin, attorneys at law, Los Angeles, California.

                                     EXPERTS

        The consolidated financial statements of Bikers Dream contained in the Annual Report on Form 10-KSB/A of Bikers Dream for the year ended December 31, 1998 and incorporated in this prospectus by reference, have been so included in reliance on the report of Singer Lewak Greenbaum & Goldstein, LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy and information statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 5th Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330.

        The SEC allows us to "incorporate by reference" the information we file with them. This prospectus incorporates important business and financial information about Bikers Dream which is not included in or delivered with this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

        We incorporate by reference the following documents:

        -   our current report on Form 8-K filed on February 10, 1999;

        - our Annual Report on Form 10-KSB/A for the year ended December 31, 1998 as filed on August 17, 1999;

        - our report on Form 10-QSB/A for the quarter ended March 31, 1999 as filed on August 17, 1999;

        - our report on Form 10-QSB for the quarter ended June 30, 1999 as filed on August 23, 1999;

        - our Proxy Statement filed on August 19, 1999 in connection with Bikers Dream's Annual Meeting of Stockholders held on September 23, 1999;

        - our Addendum to Proxy Statement filed on August 23, 1999 in connection with Bikers Dream's Annual Meeting of Stockholders held on September 23, 1999;

        -   our current report on Form 8-K filed on October 21, 1999;

        - the description of our class of common stock as set forth under Item 1 of our Form 8-A registration statement filed on March 17, 1987 and under "Description of Securities" in our Form S-18 registration statement No. 33-9879-LA filed on October 30, 1986, together with the following updating information: (1) footnote 8 to the Consolidated Financial Statements in our Quarterly Report on Form 10-QSB for the period ended September 30, 1996; (2) paragraph one of
            Item 2, Part II ("Changes in Securities"), of our Quarterly Report on Form 10-QSB for the period ended September 30, 1997; and (3) footnote 11 to the Consolidated Financial Statements our Quarterly Report on Form 10-QSB for the period ended March 31, 1998; and

        - future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares offered by the selling shareholders have been sold.

        You may obtain a copy of these filings, without charge, by writing or calling us at:

                               Bikers Dream, Inc.
                                3810 Wacker Drive
                           Mira Loma, California 91752
                          Attention: Mr. Herm Rosenman
                                 (909) 360-2500

        If you would like to request these filings from us, please do so at least five business days before you have to make an investment decision.

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than on the front of those documents.

                             ----------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The Registrant estimates that expenses in connection with the distribution described in this Registration Statement will be as shown below. All expenses incurred with respect to the distribution, except for fees of counsel, if any, retained individually by the selling shareholders and any discounts or commissions payable with respect to sales of the shares, will be paid by Bikers Dream. See "Plan of Distribution."

         SEC registration fee.................................    $     459.31
         Printing expenses....................................        5,000.00
         Accounting fees and expenses.........................        3,000.00
         Legal fees and expenses..............................       10,000.00
         Miscellaneous........................................             --
                                                                  ------------
                 Total........................................    $  18,459.31
                                                                  ============

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The liability of the Registrant's officers and directors is or may be affected in such capacity by the following:

        Section 317 of the California General Corporation Law makes provision for the indemnification of officers and directors in terms sufficiently broad to include indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933. The Amended and Restated Articles of Incorporation of the Registrant authorize the Registrant to provide indemnification of its officers, directors and agents for breach of duty to the Registrant and its shareholders through bylaw provisions or indemnification agreements, or both, in excess of the indemnification otherwise permitted by California law, subject to certain limitations.

        The Registrant's Bylaws provide for the indemnification of its officers and directors to the fullest extent permitted by law. In addition, the Registrant currently maintains directors' and officers' liability insurance and has entered into indemnification agreements with its directors and certain of its officers.

        In addition, as permitted by Section 204(a)(10) of the California General Corporation Law, the Amended and Restated Articles of Incorporation of the Registrant provide that the liability of a director of the Registrant for monetary damages shall be eliminated to the fullest extent permissible under California law. However, as provided by California law, such limitation of liability will not act to limit the liability of a director for (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interest of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) any improper transactions between a director and the Registrant in which the director has a material financial interest or (vii) any unlawful distributions to the shareholders of the Registrant or any unlawful loan of money or property to, or a guarantee of the obligation of, any director of officer of the Registrant.

ITEM 16. EXHIBITS.

The following exhibits are filed or incorporated by reference as part of this Registration Statement.

        3.1 Articles of Incorporation, as amended, of Bikers Dream, Inc. (formerly known as HDL Communications).(1)

        3.1.1 Certificate of Amendment of Articles of Incorporation dated June 21, 1996.(2)

        3.1.2 Certificate of Correction of Certificate of Amendment of Articles of Incorporation dated July 25, 1997.(3)

        3.1.3 Certificate of Ownership of HDL Communications (now known as Bikers Dream, Inc.).(1)

        3.1.4 Certificate of Determination of Series B Convertible Preferred Stock.(3)

        3.1.5 Certificate of Determination of Series C Convertible Preferred Stock.(4)

        3.1.6 Certificate of Determination of Series D Convertible Preferred Stock.(5)

        3.2    Bylaws, as amended, of Bikers Dream, Inc.(1)

        4.1    Form of Certificate of Common Stock of Bikers Dream, Inc.(6)

        4.2 Articles of Incorporation of the Company, as amended (included as Exhibits 3.1, 3.1.1, 3.1.2, 3.1.4, 3.1.5 and 3.1.6).

        4.3    By-laws, as amended, of the Company (included as Exhibit 3.2).

        4.4    Form of Series D Preferred Stock Subscription Agreement.(5)

        4.5    Form of Series D First Put Preferred Stock Subscription
               Agreement.

        5.1 Form of Opinion of Miller & Holguin as to the legality of the securities being registered.

        23.1   Consent of Singer Lewak Greenbaum & Goldstein LLP.

        23.2   Consent of Miller & Holguin (included in its opinion filed as
               Exhibit 5.1).
--------------------
(1) Previously filed as an exhibit to Bikers Dream's registration statement on Form SB-2 (No. 33-92294) filed with the Commission on May 31, 1995.

(2) Previously filed as an exhibit to Bikers Dream's Form 10-KSB report for the fiscal year ended December 31, 1996 filed with the Commission on April 15, 1997.

(3) Previously filed as an exhibit to Bikers Dream's Form 10-QSB report for the fiscal quarter ended September 30, 1997 filed with the Commission on November 14, 1997.

(4) Previously filed as an exhibit to Bikers Dream's Form 10-QSB report for fiscal quarter ended March 30, 1998 filed with the Commission on May 15, 1998.

(5) Previously filed as an exhibit to Bikers Dream's Form S-3 registration statement No. 333-72167 as filed with the Commission on February 11, 1999.

(6) Previously filed as an exhibit to Bikers Dream's Form 10-KSB report for the fiscal year ended December 31, 1998 filed with the Commission on April 15, 1999.

ITEM 17.  UNDERTAKINGS.

(a)     The undersigned registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(b) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mira Loma, State of California, on November 11, 1999.

                                       BIKERS DREAM, INC.
                                       Registrant

                                       By:   /s/ Herm Rosenman
                                             -----------------------------------
                                             Herm Rosenman
                                             Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 NAME                                   TITLE                                    DATE
                 ----                                   -----                                    ----
/s/ Herm Rosenman                              Chief Executive Officer                    November 11, 1999
--------------------------------                     and Director
Herm Rosenman                                (Principal Executive Officer)

/s/ Donald J. Duffy                                    Director                           November 11, 1999
--------------------------------
Donald J. Duffy

/s/ Humbert Powell III                                 Director                           November 11, 1999
--------------------------------
Humbert Powell III

/s/ John Russell                                       Director                           November 11, 1999
--------------------------------
John Russell

/s/ Michael J. Fisher                          Chief Financial Officer                    November 11, 1999
--------------------------------              (Principal Financial and
Michael J. Fisher                                 Accounting Officer)

                                 EXHIBITS INDEX

EXHIBIT NO.                     TITLE OF DOCUMENT
-----------                     -----------------
   3.1      Articles of Incorporation, as amended, of Bikers Dream, Inc.
            (formerly known as HDL Communications).(1)

   3.1.1    Certificate of Amendment of Articles of Incorporation dated June 21,
            1996.(2)

   3.1.2    Certificate of Correction of Certificate of Amendment of Articles of
            Incorporation dated July 25, 1997.(3)

   3.1.3    Certificate of Ownership of HDL Communications (now known as Bikers
            Dream, Inc.).(1)

   3.1.4    Certificate of Determination of Series B Convertible Preferred
            Stock.(3)

   3.1.5    Certificate of Determination of Series C Convertible Preferred
            Stock.(4)

   3.1.6    Certificate of Determination of Series D Convertible Preferred
            Stock.(5)

   3.2      Bylaws, as amended, of Bikers Dream, Inc.(1)

   4.1      Form of Certificate of Common Stock of Bikers Dream, Inc.(6)

   4.2 Articles of Incorporation of the Company, as amended (included as Exhibits 3.1, 3.1.1, 3.1.2, 3.1.4, 3.1.5 and 3.1.6).

   4.3      By-laws, as amended, of the Company (included as Exhibit 3.2).

   4.4      Form of Series D Preferred Stock Subscription Agreement.(5)

   4.5      Form of Series D First Put Preferred Stock Subscription Agreement.

   5.1 Form of Opinion of Miller & Holguin as to the legality of the securities being registered.

   23.1     Consent of Singer Lewak Greenbaum & Goldstein LLP.

   23.2 Consent of Miller & Holguin (included in its opinion filed as Exhibit 5.1).

---------------------

(1) Previously filed as an exhibit to Bikers Dream's registration statement on Form SB-2 (No. 33-92294) filed with the Commission on May 31, 1995.

(2) Previously filed as an exhibit to Bikers Dream's Form 10-KSB report for the fiscal year ended December 31, 1996 filed with the Commission on April 15, 1997.

(3) Previously filed as an exhibit to Bikers Dream's Form 10-QSB report for the fiscal quarter ended September 30, 1997 filed with the Commission on November 14, 1997.

(4) Previously filed as an exhibit to Bikers Dream's Form 10-QSB report for fiscal quarter ended March 30, 1998 filed with the Commission on May 15, 1998.

(5) Previously filed as an exhibit to Bikers Dream's Form S-3 registration statement No. 333-72167 as filed with the Commission on February 11, 1999.

(6) Previously filed as an exhibit to Bikers Dream's Form 10-KSB report for the fiscal year ended December 31, 1998 filed with the Commission on April 15, 1999.